Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Fiscal 2019 First Quarter Results

Oxford, CT – August 2, 2018 – RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision bearings and components for the industrial, defense and aerospace industries, today reported results for the first quarter of fiscal year 2019.

First Quarter Financial Highlights

	Fiscal 2019		Fiscal 2018		Change
($ in millions)	GAAP	Adjusted (1)	GAAP	Adjusted (1)	GAAP	Adjusted (1)
Net sales	$176.0	$176.0	$163.9	$163.9	7.4%	7.4%
Gross margin	$67.7	$67.7	$62.0	$62.0	9.2%	9.2%
Gross margin %	38.5%	38.5%	37.8%	37.8%
Operating income	$36.0	$36.0	$32.0	$32.0	12.6%	12.6%
Operating income %	20.5%	20.5%	19.5%	19.5%
Net income	$27.5	$28.1	$21.8	$22.0	25.9%	27.9%
Diluted EPS	$1.12	$1.15	$0.90	$0.91	24.4%	26.4%

(1) Results exclude items in reconciliation below.

“Our results for the first quarter of fiscal 2019 were in line with our expectations as organic net sales grew 9.4% during the period. Industrial sales led the way with a positive impact from the aerospace sector as well,” said Dr. Michael J. Hartnett, Chairman and Chief Executive Officer. “The quarter’s strong operating performance, earnings growth, and healthy backlog have us well positioned for the remainder of fiscal 2019.”

First Quarter Results

Net sales for the first quarter of fiscal 2019 were $176.0 million, an increase of 7.4% from $163.9 million in the first quarter of fiscal 2018. Organic net sales increased 9.4% for the first quarter of 2019. Organically, net sales in the aerospace and industrial markets increased by 3.9% and 18.7%, respectively. Gross margin for the first quarter of fiscal 2019 was $67.7 million compared to $62.0 million for the same period last year. Gross margin as a percentage of net sales was 38.5% in the first quarter of fiscal 2019 compared to 37.8% for the same period last year.

SG&A for the first quarter of fiscal 2019 was $29.6 million, an increase of $1.8 million from $27.8 million for the same period last year. The increase was primarily due to higher personnel related expenses of $1.2 million, $0.5 million of additional incentive stock compensation and other items of $0.1 million. As a percentage of net sales, SG&A was 16.8% for the first quarter of fiscal 2019 compared to 16.9% for the same period last year.

Other operating expenses for the first quarter of fiscal 2019 totaled $2.2 million compared to $2.3 million for the same period last year. For the first quarter of fiscal 2019, other operating expenses were comprised primarily of $2.4 million of amortization of intangible assets offset by $0.2 million of other items. Other operating expenses last year consisted of $2.4 million in amortization of intangible assets offset by $0.1 million of other items.

Operating income for the first quarter of fiscal 2019 was $36.0 million compared to operating income of $32.0 million for the same period last year. As a percentage of net sales, operating income was 20.5% for the first quarter of fiscal 2019 compared to 19.5% for the same period last year.

Interest expense, net was $1.7 million for the first quarter of fiscal 2019 compared to $2.0 million for the same period last year.

Other non-operating expenses were $1.0 million for the first quarter fiscal 2019 compared to $0.5 million for the same period last year. For the first quarter of fiscal 2019, other non-operating expenses were comprised primarily of $1.0 million in loss on early extinguishment of debt. Other non-operating expenses for the same period last year consisted of $0.3 million of foreign exchange translation loss and $0.2 million of other items.

Income tax expense for the first quarter of fiscal 2019 was $5.8 million compared to $7.6 million for the same period last year. Our effective income tax rate for the first quarter of fiscal 2019 was 17.4% compared to 25.8% for the same period last year. The income tax expense includes approximately $1.3 million of benefit from incentive stock compensation compared to $2.3 million for the same period last year.

Net income for the first quarter of fiscal 2019 was $27.5 million compared to $21.8 million for the same period last year. On an adjusted basis, net income would have been $28.1 million for the first quarter of fiscal 2019, compared to an adjusted net income of $22.0 million for the same period last year.

Diluted EPS for the first quarter of fiscal 2019 was $1.12 per share compared to $0.90 per share for the same period last year. On an adjusted basis, diluted EPS for the first quarter of fiscal 2019 would have been $1.15 per share compared to an adjusted diluted EPS of $0.91 per share for the same period last year, an increase of 26.4%.

Backlog, as of June 30, 2018, was $419.2 million compared to $380.5 million as of July 1, 2017.

Term Loan Debt Extinguishment

On May 31, 2018, the Company paid down the remaining term loan balance of $159.3 million, resulting in a loss on extinguishment of debt of $1.0 million. The loss was recorded in other non-operating expense in the income statement. There were no new fees or any pre-payment fees related to the early pay-down of the term loan.

Outlook for the Second Quarter of Fiscal 2019

The Company expects net sales to be approximately $171.0 million to $174.0 million in the second quarter of fiscal 2019. This would result in a growth rate of approximately 4.1% to 5.9% on a year-over-year basis and organic growth rate of approximately 6.1% to 7.9% on a year-over-year basis.

Live Webcast

RBC Bearings Incorporated will host a webcast at 11:00 a.m. ET today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website, www.rbcbearings.com, and click on the webcast icon. If you do not have access to the Internet and wish to listen to the call, dial 844-419-1755 (international callers dial 216-562-0468) and provide conference ID # 7287895. An audio replay of the call will be available from 2:00 p.m. ET August 2nd, 2018 until 2:00 p.m. ET August 9th, 2018. The replay can be accessed by dialing 855-859-2056 (international callers dial 404-537-3406) and providing conference call ID # 7287895. Investors are advised to dial into the call at least ten minutes prior to the call to register.

Non-GAAP Financial Measures

In addition to disclosing results of operations that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude certain items. These non-GAAP measures adjust for items that Management believes are unusual. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP. A reconciliation of the non-GAAP measures disclosed in the press release with the most comparable U.S. GAAP measures are included in the financial table attached to this press release.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products and components requiring sophisticated design, testing and manufacturing capabilities for the diversified industrial, aerospace and defense markets. The Company is headquartered in Oxford, Connecticut.

Safe Harbor for Forward Looking Statements

Certain statements in this press release contain “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including the section of this press release entitled “Outlook”; any projections of earnings, revenue or other financial items relating to the Company, any statement of the plans, strategies and objectives of management for future operations; any statements concerning proposed future growth rates in the markets we serve; any statements of belief; any characterization of and the Company’s ability to control contingent liabilities; anticipated trends in the Company’s businesses; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “estimate,” “intend,” “continue,” “believe,” “expect,” “anticipate,” and other similar words. Although the Company believes that the expectations reflected in any forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties beyond the control of the Company. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to general economic conditions, increased import duties, geopolitical factors, future levels of general industrial manufacturing activity, future financial performance, market acceptance of new or enhanced versions of the Company’s products, the pricing of raw materials, changes in the competitive environments in which the Company’s businesses operate, the outcome of pending or future litigation and governmental proceedings and approvals, estimated legal costs, increases in interest rates, tax legislation and changes, including the impact of the TCJA, the Company’s ability to meet its debt obligations, the Company’s ability to acquire and integrate complementary businesses, and risks and uncertainties listed or disclosed in the Company’s reports filed with the Securities and Exchange Commission, including, without limitation, the risks identified under the heading “Risk Factors” set forth in the Company’s most recent Annual Report filed on Form 10-K. The Company does not intend, and undertakes no obligation, to update or alter any forward-looking statements.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Alpha IR Group

Michael Cummings

617-461-1101

investors@rbcbearings.com

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	June 30, 2018	July 1, 2017

Net sales	$175,985	$163,897
Cost of sales	108,246	101,881
Gross margin	67,739	62,016

Operating expenses:
Selling, general and administrative	29,575	27,778
Other, net	2,166	2,279
Total operating expenses	31,741	30,057

Operating income	35,998	31,959

Interest expense, net	1,711	2,029
Other non-operating (income) expense	1,034	531
Income before income taxes	33,253	29,399
Provision for income taxes	5,786	7,590
Net income	$27,467	$21,809

Net income per common share:
Basic	$1.14	$0.92
Diluted	$1.12	$0.90

Weighted average common shares:
Basic	24,140,778	23,805,138
Diluted	24,543,589	24,189,375

Reconciliation of Reported Net Income and Net Income	Three Months Ended
Per Common Share to Adjusted Net Income and Adjusted Net Income Per Common Share:	June 30, 2018	July 1, 2017

Reported net income	$27,467	$21,809
Loss on extinguishment of long term debt (1)	815	—
Foreign exchange translation loss (gain) (1)	(100)	208
Discrete tax reserve loss (benefit)	(73)	(48)
Adjusted net income	$28,109	$21,969
(1) After tax impact.

Adjusted net income per common share:
Basic	$1.16	$0.92
Diluted	$1.15	$0.91

Weighted average common shares:
Basic	24,140,778	23,805,138
Diluted	24,543,589	24,189,375

RBC Bearings Incorporated
Consolidated Statements of Operations
(dollars in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
Segment Data, Net External Sales:	June 30, 2018	July 1, 2017

Plain bearings segment	$78,525	$72,653
Roller bearings segment	35,870	31,413
Ball bearings segment	18,074	15,780
Engineered products segment	43,516	44,051
	$175,985	$163,897

	Three Months Ended
Selected Financial Data:	June 30, 2018	July 1, 2017

Depreciation and amortization	$7,313	$7,098

Incentive stock compensation expense	$3,766	$3,228

Operating income plus depreciation/amortization
plus incentive stock compensation expense	$47,077	$42,285

Cash provided by operating activities	$33,835	$39,809

Capital expenditures	$6,993	$5,659

Total debt	$144,293	$237,865

Cash and short-term investments	$55,656	$45,463

Total debt minus cash	$88,637	$192,402

Repurchase of common stock	$1,491	$2,288

Backlog	$419,249	$380,450

*The Company retrospectively adopted ASU No. 2017-07, “Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” on April 1, 2018. The adoption of this ASU resulted in the reclassification of $159 of net periodic benefit cost from compensation costs ($107 included within Cost of sales and $52 within Other, net) to Other non-operating expense on the Consolidated Statement of Operations for the three-month period ended July 1, 2017.